UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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MAIDEN HOLDINGS, LTD.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 3, 2023
Dear Shareholder:
You are cordially invited to attend the 2023 Annual General Meeting of Shareholders (the “Annual General Meeting” or the “Meeting”) of Maiden Holdings, Ltd. (the “Company”), which will be held on Wednesday, May 3, 2023, commencing at 3:00 p.m. (Atlantic Daylight Time), at Rosewood Bermuda, 60 Tucker's Point Drive, Hamilton Parish HS 02, Bermuda, for holders of common shares, par value $0.01 ("Common Shares").
The purpose of this year's Meeting are:
1.The election of the nine directors of the Company named in the accompanying Proxy Statement to serve until the 2024 Annual General Meeting of Shareholders;
2.To increase the authorized share capital of the Company from US$1,500,000 divided into 150,000,000 shares of par value US$0.01 each, to US$2,000,000 divided into 200,000,000 shares of par value US$0.01 each;
3.To vote on a non-binding advisory resolution to approve the compensation of certain of our executive officers disclosed in this Proxy Statement;
4.To vote on a non-binding advisory proposal to determine the frequency (whether annual, biennial or triennial) with which shareholders of the Company shall be entitled to have an advisory vote on executive compensation; and
5.The appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the 2023 fiscal year.

Our Board of Directors unanimously recommends that you vote “FOR” the nominees in Proposal 1, “FOR” Proposals 2 and 3; “ONE YEAR” in Proposal 4; and “FOR” proposal 5.

Holders of record of Common Shares at the close of business on March 15, 2023, the date fixed by our Board of Directors as the record date for the Meeting, are entitled to notice of and to vote on any matters that properly come before the Annual General Meeting and on any adjournment or postponement thereof. Please sign and return your proxy card in the enclosed envelope at your earliest convenience to assure that your shares will be represented and voted at the Meeting even if you cannot attend. On behalf of the officers, directors and employees of the Company, I would like to express our appreciation for your continued support.

By Order of the Board of Directors,

Lawrence F. Metz President and Co-Chief Executive Officer
Pembroke, Bermuda
March 30, 2023

YOU ARE URGED TO VOTE BY PROMPTLY SIGNING AND RETURNING THE ENCLOSED PROXY IN THE RETURN ENVELOPE PROVIDED TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED.
Important Notice Regarding the Availability of Proxy Materials
for the Annual General Meeting To Be Held on May 3, 2023:
The Proxy Statement and Annual Report to security holders are available at www.astproxyportal.com/ast/15472

PROXY STATEMENT

General Information
This Proxy Statement and the accompanying form of proxy are furnished to you and other shareholders of Maiden Holdings, Ltd. (“Maiden Holdings,” “Company,” “our,” “us,” or “we”) on behalf of our board of directors (the “Board” or the “Board of Directors”) for use at the Annual General Meeting to be held at Rosewood Bermuda, 60 Tucker's Point Drive, Hamilton Parish HS 02, Bermuda on Wednesday, May 3, 2023, at 3:00 p.m. (Atlantic Daylight Time) and any adjournment or postponement thereof. All shareholders are entitled and encouraged to attend the Annual General Meeting in person.
All expenses in connection with this solicitation of proxies will be paid by us. Proxies will be solicited principally by mail, but directors, officers and certain other individuals authorized by us may personally solicit proxies. We will reimburse custodians, nominees or other persons for their out-of-pocket expenses in sending proxy material to beneficial owners.
This Proxy Statement, together with the accompanying proxy card, was first mailed to shareholders entitled to vote at the Annual General Meeting on or about March 30, 2023.
Matters to Be Voted Upon
As of March 15, 2023, the only business we expect to be presented at the Annual General Meeting is:
1.The election of the nine directors of the Company named in the accompanying Proxy Statement to serve until the 2024 Annual General Meeting of Shareholders;
2.To increase the authorized share capital of the Company from US$1,500,000 divided into 150,000,000 shares of par value US$0.01 each, to US$2,000,000 divided into 200,000,000 shares of par value US$0.01 each;
3.To vote on a non-binding advisory resolution to approve the compensation of certain of our executive officers disclosed in this Proxy Statement;
4.To vote on a non-binding advisory proposal to determine the frequency (whether annual, biennial or triennial) with which shareholders of the Company shall be entitled to have an advisory vote on executive compensation; and
5.The appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the 2023 fiscal year.

Record Date
The Board has fixed the close of business on March 15, 2023 as the record date for determining the holders of Common Shares entitled to notice of and to vote on the applicable matters to be voted upon by such holders of Common Shares for the Annual General Meeting. Voting closes at 5:00 p.m. (Eastern Daylight Time) on May 2, 2023.
Outstanding Voting Securities
As of the record date, there were 142,971,499 outstanding Common Shares entitled to one vote per share on the three items referenced above. The voting power of Maiden Reinsurance Ltd., a wholly owned subsidiary of the Company, with respect to its investment in Maiden Holdings Common Shares, will be capped at 9.5% pursuant to the bye-laws of the Company.
Voting
Only holders of record of Common Shares at the close of business on March 15, 2023 are entitled to vote at the Annual General Meeting or at any adjournment or postponement of the Meeting. Each Common Share that you own entitles you to one vote on the matters which are to be voted upon by holders of Common Shares.
If I am a shareholder of record, how do I vote?
If you are a shareholder of record, you may vote by mailing a completed proxy card. To vote by mailing a proxy card, please sign and return the enclosed proxy card in the enclosed prepaid and self-addressed envelope and your shares will be voted at the Annual General Meeting in the manner you directed.
If I am a beneficial owner of Common Shares held in street name, how do I vote?
If you are the beneficial owner of Common Shares held in street name, you will receive instructions from your bank or broker that must be followed for such bank or broker to vote your shares per your instructions. Your bank or broker will not have discretion to vote uninstructed shares on Proposals 1, 2, 3 and 4. Thus, if you hold your shares in street name and do not instruct your bank or broker how to vote on Proposals 1, 2, 3 and 4, no votes will be cast on your behalf with respect to such matter (a “broker non-vote”). Your bank or broker will, however, have discretion to vote uninstructed shares on the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2023 fiscal year. Please ensure that you complete the voting instruction card sent by your bank or broker.

May I change my vote?
All proxies delivered pursuant to this solicitation are revocable at any time before they are exercised at the option of the persons submitting them by giving written notice to the Corporate Secretary, Maiden Holdings, Ltd., Ideation House, 1st Floor, 94 Pitts Bay Road, Pembroke HM 08, Bermuda, by submitting a later-dated proxy by mail. If your shares are held in a brokerage account, you must make arrangements with your broker or bank to revoke your proxy.
What constitutes a quorum of Common Shares?
Two or more persons present by proxy in excess of 50% of the total issued voting Common Shares of the Company will constitute a quorum for the transaction of business at the Annual General Meeting. Shareholder abstentions and broker non-votes will be included in the number of shareholders present at the Annual General Meeting for the purpose of determining the presence of a quorum.
What if a quorum of Common Shares is not represented at the Annual General Meeting?
If within 30 minutes from the time appointed for the Meeting a quorum of Common Shares is not present, the Meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the Corporate Secretary may determine. Unless the Meeting is adjourned to a specific date, place and time announced at the Meeting being adjourned, fresh notice of the date, place and time for the resumption of the adjourned Meeting shall be given to each shareholder entitled to attend and vote thereat.
How many votes are required to approve a proposal?
Under our bye-laws, any question proposed for the consideration of the shareholders at any general meeting shall be decided by the affirmative votes of a majority of the votes cast “For” or “Against” the proposal by the holders of Common Shares of the Company for matters to be voted upon by holders of record of Common Shares.
How will my shares be voted and how are votes counted?
All Common Shares represented by properly executed proxies received pursuant to this solicitation will be voted in accordance with the shareholder’s directions specified on the proxy:
Election of directors
In voting by proxy with regard to the election of directors, shareholders may vote in favor of each nominee or withhold their votes as to each nominee. Should any nominee become unable to accept nomination or election, the proxy holders named in the proxy card will vote for the election of such other person as a director as the present directors may recommend in the place of such nominee. Abstentions and broker non-votes will have no effect on the election of directors.
Increase in Authorized Share Capital
The number of affirmative votes validly cast in favor of the proposal to increase the Company’s authorized share capital must exceed the number of votes cast against the proposal in order to approve the proposal. Abstentions and broker non-votes will have no effect on this proposal.
Advisory Vote on Executive Compensation
The number of affirmative votes validly cast in favor of the proposal to approve the compensation of our named executive officers must exceed the number of votes cast against the proposal in order to approve, on an advisory basis, the proposal, although such vote will not be binding on us. Abstentions and broker non-votes will have no effect on this proposal.
Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation
You may vote to approve, on an advisory basis, the frequency of the advisory vote on the compensation of our named executive officers every one, two or three years, or you may abstain from voting. The frequency of holding the advisory vote on the compensation of our named executive officers will be decided by a plurality of the votes validly cast, although such vote will not be binding on us. Abstentions and broker non-votes will have no effect on this proposal.
Ratification of Auditors
With regard to the ratification of the appointment of the independent auditors, shareholders may vote in favor of the proposal, may vote against the proposal or may abstain from voting.
Shareholders should specify their choices on the enclosed proxy card. If no directions have been specified by marking the appropriate squares on the accompanying proxy card, the shares represented by a properly submitted proxy will be voted:
1.“FOR” the election of the nine directors of Maiden Holdings to serve until the 2024 Annual General Meeting of Shareholders;
2.“FOR” the increase in the authorized share capital of the Company from one hundred fifty million (150,000,000) to two hundred million (200,000,000) Common Shares;
3."FOR" the approval, on an advisory basis, of the compensation of certain of our executive officers;
4.“ONE YEAR” in a non-binding advisory vote to determine the frequency (whether annual, biennial or triennial) of an advisory vote on executive compensation; and

5.“FOR” the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2023 fiscal year.
In connection with any other business that may properly come before the Annual General Meeting, all properly executed proxies delivered pursuant to this solicitation and not revoked will be voted for you in the discretion of the proxy holders named in the proxy card.
A shareholder signing and returning the accompanying proxy has the power to revoke it at any time prior to its exercise by giving written notice of revocation to our Corporate Secretary by submitting a proxy bearing a later date. If your shares are held in a brokerage account, you must make arrangements with your broker or bank to revoke your proxy.

May I see a list of shareholders entitled to vote as of the record date?
A list of registered common shareholders as of the close of business on March 15, 2023 will be available for examination by any common shareholder during normal business hours through May 2, 2023, at the principal executive offices of the Company, at Ideation House, 1st Floor, 94 Pitts Bay Road, Pembroke HM 08, Bermuda.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to the beneficial ownership of our Common Shares by each person or group known by us to own more than 5% of our Common Shares. Ownership percentages are based on 142,971,499 Common Shares outstanding as of March 15, 2023.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Maiden Reinsurance Ltd. 159 Bank Street, 4th Floor, Burlington, VT 05401	41,439,348	(1)	29.0%
Talkot Capital, LLC 30 Liberty Ship Way, Suite 3110, Sausalito, CA 94965	12,892,842	(2)	9.0%
Phillips Ray Capital Management, Inc. 2727 W 7th Street, Suite 220, Fort Worth, TX 76107	8,198,599	(3)	5.7%

1.Based on Schedule 13D filed with the SEC on January 6, 2023. The voting power of Maiden Reinsurance Ltd., a wholly owned subsidiary of the Company, with respect to its investment in Maiden Holdings Common Shares, will be capped at 9.5% pursuant to the bye-laws of the Company.
2.Based on Amendment No. 7 to Schedule 13G filed with the SEC on March 8, 2023, Talkot Capital, LLC, as investment adviser, filed on behalf of three other Reporting Persons: Talkot Fund, L.P., Talkot Capital, LLC 401(k) PSP, Thomas B. Akin, James A. Akin Trust, Karen Hochster Akin, Blair Spencer Akin and Akin Family Foundation.
3.Based on Amendment No. 3 to Schedule 13G filed with the SEC on February 1, 2023, Phillips Ray Capital Management jointly filed with two other Reporting Persons: Brian Michael Phillips and Paul Richard Ray III.

SECURITY OWNERSHIP OF MANAGEMENT
Set forth below is information concerning the beneficial ownership of our Common Shares by each director, by our executive officers named in the Summary Compensation Table below and by all our directors and executive officers as a group as of March 15, 2023. For purposes of the table below, the amounts and percentage of shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has shares with “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. Also, options which are currently exercisable or exercisable within 60 days of March 15, 2023 are considered outstanding and beneficially owned by the person holding the options for the purposes of computing beneficial ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner**	Amount & Nature of Beneficial Ownership		Percent of Class(1)
Barry D. Zyskind	6,374,292	(2)	4.5%
Holly L. Blanchard	99,270	(3)	*
Patrick J. Haveron	2,084,774	(4)	1.5
William T. Jarman	209,505	(5)	*
Simcha G. Lyons	215,525	(6)	*
Lawrence F. Metz	1,556,699	(7)	1.1
Raymond M. Neff	636,210	(8)	*
Yehuda L. Neuberger	277,000	(9)	*
Steven H. Nigro	206,043	(10)	*
Keith A. Thomas	100,104	(11)	*
All executive officers and directors as a group (10 persons)	11,759,422		8.2%
*    Less than one percent.
**    The address of each beneficial owner listed in the table is c/o Maiden Holdings, Ltd., Ideation House, 1st Floor, 94 Pitts Bay Road, Pembroke HM 08, Bermuda.

(1)Based on 142,971,499 Common Shares outstanding at March 15, 2023 and shares owned by the beneficial owner includes shares that the beneficial owner has the right to acquire within 60 days of March 15, 2023 upon exercise of share options.
(2)Mr. Zyskind holds 220,000 of these Common Shares as a custodian for his children under the Uniform Transfers to Minors Act.
(3)The amount shown above includes 26,639 restricted shares that were issued on June 1, 2022 that will fully vest on June 1, 2023, which Ms. Blanchard has the ability to vote, but is restricted from transferring until the vesting date.
(4)The amount shown above does not include 230,434 restricted shares that were issued on March 17, 2023 that will vest 50% on the first anniversary of the grant, and 50% on the second anniversary of the grant. The amount above also does not include 225,490 restricted shares that Mr. Haveron may earn starting at the conclusion of fiscal 2023 in the sole discretion of the Compensation Committee upon the achievement of GAAP book value of at least $4.00 per share as established in the Company’s year-end audited financial statements. Furthermore, the amount above also does not include 172,826 restricted shares that Mr. Haveron may earn starting at the conclusion of fiscal 2023 upon the achievement of (i) total shareholder return of 10% or more, (ii) alternative investment portfolio return of 10% or more, and (iii) GAAP book value of at least $4.25 per share as established in the Company’s year-end audited financial statements, in the sole discretion of the Compensation Committee. Furthermore, the amount above also does not include 172,826 restricted shares that Mr. Haveron may earn starting at the conclusion of fiscal 2024 upon the achievement of (i) total shareholder return of 10% or more, (ii) alternative investment portfolio return of 10% or more, and (iii) GAAP book value of at least $4.50 per share as established in the Company’s year-end audited financial statements, in the sole discretion of the Compensation Committee.
(5)The amount shown above includes 43,859 restricted shares that were issued on April 23, 2021 that will fully vest on March 31, 2023, and 78,431 restricted shares that were issued on March 15, 2022 that will fully vest on March 31, 2024, all of which Mr. Jarman has the ability to vote, but is restricted from transferring until the vesting date. The amount shown above does not include 76,086 restricted shares that were issued on March 17, 2023 that will fully vest on March 31, 2025, all of which Mr. Jarman has the ability to vote, but is restricted from transferring until the vesting date.
(6)The amount shown above includes vested options to acquire 24,000 Common Shares granted on June 1, 2013, June 1, 2014, June 1, 2015 and June 1, 2016. The amount shown above also includes 26,639 restricted shares that were issued on June 1, 2022 that will fully vest on June 1, 2023, which Mr. Lyons has the ability to vote, but is restricted from transferring until the vesting date.
(7)The amount shown above does not include 169,565 restricted shares that were issued on March 17, 2023 that will vest 50% on the first anniversary of the grant, and 50% on the second anniversary of the grant. The amount above also does not include 225,490 restricted shares that Mr. Metz may earn starting at the conclusion of fiscal 2023 in the sole discretion of the Compensation Committee upon the achievement of GAAP book value of at least $4.00 per share as established in the Company’s year-end audited financial statements. Furthermore, the amount above also does not include 127,173 restricted shares that Mr. Metz may earn starting at the conclusion of fiscal 2023 upon the achievement of (i) total shareholder return of 10% or more, (ii) alternative investment portfolio return of 10% or more, and (iii) GAAP book value of at least $4.25 per share as established in the Company’s year-end audited financial statements, in the sole discretion of the Compensation Committee. Furthermore, the amount above also does not include 127,174 restricted shares that Mr. Metz may earn starting at the conclusion of fiscal 2024 upon the achievement of (i) total shareholder return of 10% or more, (ii) alternative investment portfolio return of 10% or more, and (iii) GAAP book value of at least $4.50 per share as established in the Company’s year-end audited financial statements, in the sole discretion of the Compensation Committee.
(8)The amount shown above includes vested options to acquire 24,000 Common Shares granted on June 1, 2013, June 1, 2014, June 1, 2015 and June 1, 2016. The amount shown above also includes 26,639 restricted shares that were issued on June 1, 2022 that will fully vest on June 1, 2023, which Mr. Neff has the ability to vote, but is restricted from transferring until the vesting date.

(9)On March 18, 2021, the Compensation Committee approved the disposition of Mr. Neuberger's restricted shares and share options in order to comply with restrictions on investments imposed in connection with his spouse's government service.
(10)The amount shown above includes vested options to acquire 18,000 Common Shares granted on June 1, 2014, June 1, 2015 and June 1, 2016. The amount shown above also includes 30,737 restricted shares that were issued on June 1, 2022 that will fully vest on June 1, 2023, which Mr. Nigro has the ability to vote, but is restricted from transferring until the vesting date.
(11)The amount shown above includes 26,639 restricted shares that were issued on June 1, 2022 that will fully vest on June 1, 2023, which Mr. Thomas has the ability to vote, but is restricted from transferring until the vesting date.

PROPOSAL 1:

ELECTION OF DIRECTORS
Our Board of Directors currently consists of nine directors; these nine directors will be elected at the Annual General Meeting, each to serve until the 2024 Annual General Meeting of Shareholders and until the election or appointment and qualification of his or her successor, or until his or her earlier death, resignation or removal.
Upon unanimous recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has unanimously nominated as directors: Mr. Barry D. Zyskind, Ms. Holly L. Blanchard and Messrs. Patrick J. Haveron, Simcha G. Lyons, Lawrence F. Metz, Raymond M. Neff, Yehuda L. Neuberger, Steven H. Nigro and Keith A. Thomas for election at the Annual General Meeting. Proxies for holders of Common Shares cannot be voted for more than nine director nominees.
Information about the Common Director Nominees
Each of the nine director nominees is standing for re-election to the Board of Directors. Unless you otherwise indicate, proxies that we receive will be voted in favor of the election of the director nominees. The Board of Directors does not contemplate that any of the nominees will be unable to stand for election, but if any nominee becomes unable to serve or for good cause will not serve, all proxies (except proxies marked to the contrary) will be voted for the election of a substitute nominee as our Board of Directors may recommend.
Barry D. Zyskind, 51, has served as non-executive Chairman of our Board of Directors since June 2007 and is a Founding Shareholder of the Company. Since 1998, Mr. Zyskind has served as Chief Executive Officer and Director of AmTrust Financial Services, Inc. (“AmTrust”), a multinational property and casualty insurer specializing in commercial lines coverage for small to mid-size businesses, and Chairman since 2016. Prior to joining AmTrust, Mr. Zyskind was an investment banker at Janney Montgomery Scott LLC in New York. Mr. Zyskind holds an M.B.A. from New York University's Stern School of Business. Mr. Zyskind is the son-in-law of Leah Karfunkel, who is a major shareholder of the Company and serves on the board of directors of AmTrust.
In selecting Mr. Zyskind as a director nominee, our Nominating and Corporate Governance Committee and Board of Directors considered Mr. Zyskind's outside board service and business activities, including his significant executive experience in international business operations, his finance, strategic planning and information technology expertise and his knowledge of the insurance industry.
Holly L. Blanchard, 48, has been a member of our Board of Directors since December 2019, and she currently serves as Chair of the Nominating and Corporate Governance Committee and as a member of the Audit Committee. Ms. Blanchard is the President and Managing Member of Regulatory Insurance Advisors, LLC, a consulting firm specializing in insurance regulatory matters and enterprise risk management that she formed in January 2016. Ms. Blanchard has over 20 years of insurance experience including extensive market conduct, Affordable Care Act ("ACA"), and regulatory expertise. Ms. Blanchard previously served as Life and Health Administrator for the Nebraska Department of Insurance ("Department") overseeing the Department’s product and rate operations, including the Department’s implementation of the ACA. Ms. Blanchard also served as the Department’s Market Conduct Examiner in Charge. Ms. Blanchard holds a B.S. in Speech Pathology from the University of Nebraska-Lincoln, a B.A. in Business Administration from Nebraska Wesleyan University and a certificate in Executive Leadership from Cornell University. Ms. Blanchard holds several industry designations, was previously president and a member of the Board of Directors for the Insurance Regulatory Examiners Society, and previously served on the Board of Directors for the Association of Insurance Compliance Professionals. Ms. Blanchard also serves on the Board of Directors and Audit Committee for American Life and Securities Corp. and is on the Leadership Council for the National Small Business Association. Ms. Blanchard also is active in multiple committees and subcommittees of the National Association of Insurance Commissioners and she presents at National Trade Organization conferences frequently as a subject matter expert in varied insurance topics.
In selecting Ms. Blanchard as a director nominee, our Nominating and Corporate Governance Committee and Board of Directors considered Ms. Blanchard's extensive insurance regulatory experience and expertise as well as her outside board service and business activities.
Patrick J. Haveron, 61, has been a member of our Board of Directors since December 2019, has served as Co-Chief Executive Officer and Chief Financial Officer since May 2020, served as Chief Financial Officer and Chief Operating Officer of the Company from September 2018 to May 2020, and has served as President of our wholly owned subsidiary Maiden Reinsurance Ltd. since February 2014. Mr. Haveron served as Executive Vice President from November 2009 to May 2020. Mr. Haveron is also a director of several of our wholly owned subsidiaries. Since December 2020, Mr. Haveron has served on the board of managers of USQRisk Holdings, LLC, an alternative risk transfer managing general agent of which the Company is an investor. From 2004 to 2009, Mr. Haveron was President and Chief Executive Officer of Preserver Group, Inc., a publicly-traded property and casualty insurer, after having served in a variety of financial and executive leadership roles since 1988. Mr. Haveron was also Senior Vice President and Chief Operating Officer of Tower Group, Inc., a publicly-traded property and casualty insurer, from 2007 to 2009 after its acquisition of Preserver in 2007. Mr. Haveron has previously served on the board of governors of the Property Casualty Insurers Association of America, and holds a B.S. from the University of Scranton.
In selecting Mr. Haveron as a director nominee, our Nominating and Corporate Governance Committee and Board of Directors considered Mr. Haveron’s leadership role as the Company’s co-chief executive officer and chief financial officer, his being a significant stakeholder developing and implementing the forward strategy and success of the Company, and his past directorship experience in both public and private companies in our industry.

Simcha G. Lyons, 76, has been a member of our Board of Directors since June 2007, and he currently serves as a member of the Nominating and Corporate Governance Committee and as a member of the Audit Committee. Since 2005, Mr. Lyons has served as a senior advisor to The Ashcroft Group, LLC of Washington, D.C., a strategic consulting firm that was founded by the former Attorney General of the United States, John Ashcroft. Mr. Lyons also serves as a Senior Advisor to the Ashcroft Law Firm and as a Senior Advisor to Banner Public Affairs, a political lobbying/consulting company in Washington, DC. Since 2022, Mr. Lyons serves as a senior advisor to Smart City Australia Pty Ltd, an Australian based company. From 2021, Mr. Lyons has served on the Board of Directors of Better Air Ltd., an Australian biotechnology company. Mr. Lyons is also the Founder and President of the John C. Danforth Society. Mr. Lyons previously served by appointment of the President of the United States on the United States Holocaust Memorial Council. In addition, Mr. Lyons has been the chairman of Lyons Global Insurance Services, LLC since 2009. Since 2003, he has also served as chairman of Lyons Global Advisors Ltd., a political consulting firm. Prior to 2002, Mr. Lyons was principal and Vice-Chairman of Raskas Foods of St. Louis, Missouri.
In selecting Mr. Lyons as a director nominee, our Nominating and Corporate Governance Committee and Board of Directors considered Mr. Lyons' outside business activities, including his extensive understanding of governmental and legal affairs and significant executive and finance experience.
Lawrence F. Metz, 50, has been a member of our Board of Directors since December 2019, and has served as President and Co-Chief Executive Officer of the Company since September 2018. He previously served as Executive Vice President, General Counsel and Secretary from February 2016 to August 2018, and as Senior Vice President, General Counsel and Secretary from June 2009 to February 2016. Mr. Metz serves as executive chairman of our wholly owned subsidiary, Maiden Reinsurance Ltd. and is also chairman or a director of several of our wholly owned subsidiaries. Since December 2020, Mr. Metz has served on the board of managers of USQRisk Holdings, LLC, an alternative risk transfer managing general agent of which the Company is an investor. From 2007 to 2009, Mr. Metz served as Vice President, General Counsel - US Operations and Assistant Secretary of AmTrust. From 2004 to 2007, Mr. Metz served as Vice President, General Counsel and Secretary of a publicly-traded provider of information management and business process optimization solutions. Mr. Metz holds a B.S. from the University of Wisconsin - Madison and a J.D. from Fordham University School of Law. Mr. Metz serves on the Board of Advisors of the RAND Institute for Civil Justice, and formerly served as the Chair and Vice Chair of the Legal Subcommittee of the Legal and Government Affairs Committee of the Property Casualty Insurers Association of America, and also formerly served on the Board of Advisors of the RAND Center for Corporate Ethics and Governance.
In selecting Mr. Metz as a director nominee, our Nominating and Corporate Governance Committee and Board of Directors considered Mr. Metz’s leadership role as the Company’s president and co-chief executive officer, his being a significant stakeholder developing and implementing the forward strategy and success of the Company, and his almost twenty years of experience in executive management at public companies.
Raymond M. Neff, 81, has been a member of our Board of Directors since June 2007, and he currently serves as a member of the Audit Committee and as a member of the Compensation Committee. He is chairman and formerly CEO of Beacon Aviation Insurance Services since 2010, and on the board of directors of the not-for-profit Sarasota Gulf Coast CEO Forum. From 2007 to 2022, he was chairman of Sabal Palm Bank. Since 1999, Mr. Neff has served as President of Neff & Associates, Inc. and Insurance Home Office Services, LLC. He previously worked at the FCCI Insurance Group from 1986 to 1999, most recently as President and Chief Executive Officer from 1987 to 1999. He was previously Chairman of the Board of the Florida Workers' Compensation Joint Underwriting Association. Mr. Neff has held various positions at the Department of Labor and Employment Security and the Department of Insurance for the State of Florida. Mr. Neff previously worked at an insurance consulting group, a multi-line insurance agency and the Department of Insurance for the State of Michigan. Mr. Neff holds a B.S. in Mathematics and Accounting from Central Michigan University and an M.A. in Actuarial Science from the University of Michigan. Mr. Neff is a Member of the American Academy of Actuaries and an Associate of the Society of Actuaries.
In selecting Mr. Neff as a director nominee, our Nominating and Corporate Governance Committee and Board of Directors considered Mr. Neff's deep understanding of the insurance industry, as well as his business activities and significant executive and finance experience.
Yehuda L. Neuberger, 46, has been a member of our Board of Directors since January 2008. Mr. Neuberger is a private equity investor, investing across a broad spectrum of companies. Mr. Neuberger also serves in a leadership and board capacity with numerous, large not-for-profit organizations. Between December 2001 and December 2013, Mr. Neuberger held various senior leadership positions (including Executive Vice President and Director) at American Stock Transfer & Trust Company, LLC. Prior to joining American Stock Transfer, Mr. Neuberger practiced as an attorney with the law firm of Weil, Gotshal & Manges. Mr. Neuberger holds a B.S. from Johns Hopkins University and a J.D. from Harvard Law School. Mr. Neuberger is the son-in-law of George Karfunkel, who is a Founding Shareholder of the Company, as well as a major shareholder and a director of AmTrust.
In selecting Mr. Neuberger as a director nominee, our Nominating and Corporate Governance Committee and Board of Directors considered Mr. Neuberger's business activities and significant executive and finance knowledge. In addition, our Nominating and Corporate Governance Committee and Board of Directors values Mr. Neuberger's extensive experience as a lawyer and as a director of other companies.
Steven H. Nigro, 63, has been a member of our Board of Directors since July 2007, our Lead Independent Director since November 2016, our Vice Chairman since August 2018, and currently serves as Chair of the Audit Committee and as a member of the Compensation Committee. Mr. Nigro has over 35 years of experience in financial services and specializes in mergers and acquisitions and capital raising for the insurance industry. In September 2012, Mr. Nigro became the Managing Partner of TAG Financial Institutions Group, LLC, an investment and merchant bank focusing on the financial services industry with specific concentration in the insurance industry. Since October 2020, Mr. Nigro has served on the board of directors of PrimeOne Insurance Company, a specialty commercial lines carrier. From 2011 to 2012, he was the Managing Director and Head of the Financial Services practice at Allegiance Capital Corporation. In 2005, Mr. Nigro co-founded Pfife Hudson Group, an investment bank specializing in the insurance industry and previously served as a Managing Director at Rhodes Financial Group, LLC and Hales & Company, both financial advisory firms catering exclusively to the insurance industry. From 1994 to 1998, he was Chief Financial Officer and Treasurer and a Director of Tower Group, Inc., an insurance holding company where he was responsible for financial and regulatory management, strategic planning and corporate finance. Mr. Nigro served as a Director of Clear Blue Financial Holdings, LLC from October 2015 through September 2016. Mr. Nigro began his career with Arthur Young and Co. and is a Certified Public Accountant in New York. Mr. Nigro graduated from the University at Albany with a major in Accounting and minor in Economics. In July 2022, Mr. Nigro was awarded The Corporate Director Certificate from Harvard Business School, having completed qualifying programs in the areas of board leadership, oversight of financial reporting and internal control, and executive compensation.
In selecting Mr. Nigro as a director nominee, our Nominating and Corporate Governance Committee and Board of Directors considered Mr. Nigro's extensive experience in the finance sector and his deep understanding of the insurance industry. Mr. Nigro's experience as a certified public accountant and an investment banker specializing in the insurance industry is valuable to our Nominating and Corporate Governance Committee and Board of Directors.
Keith A. Thomas, 65, has been a member of our Board of Directors since December 2019, and he currently serves as Chair of the Compensation Committee and a member of the Nominating and Corporate Governance Committee. Mr. Thomas has over 35 years of experience in capital markets, asset management and alternative investment sales. Since 2017, Mr. Thomas has been a principal at Blueprint Capital Advisors, a partner to sophisticated institutional investors in hedge fund and other alternative strategies. Since 2006, Mr. Thomas has served as a senior executive for marketing and business development at a number of institutional funds, including EIM Management (USA) Inc., a provider of hedge fund solutions for institutional investors, Muirfield Capital Management, a fund of hedge funds started by key executives from Donaldson, Lufkin & Jenrette Inc., and as an advisor to a number of emerging managers. Previously, Mr. Thomas served as Senior Vice President in derivative products departments at Smith Barney servicing institutional clients such as New York State Common Fund and the Inter-American Development Bank. Mr. Thomas attended Montclair State University. Mr. Thomas serves as a Trustee of The Lincoln Fund. He also was a founding board member of New York Cares and served as a trustee of the WNYC Radio Foundation for 25 years.
In selecting Mr. Thomas as a director nominee, our Nominating and Corporate Governance Committee and Board of Directors considered Mr. Thomas' significant experience in capital markets, financing, investments and marketing.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES ABOVE.

CORPORATE GOVERNANCE
Board Independence
Ms. Blanchard and Messrs. Lyons, Neff, Nigro and Thomas are “independent directors” under the rules of the NASDAQ Capital Market ("NASDAQ") and the New York Stock Exchange ("NYSE"). The NASDAQ and the NYSE rules require that a majority of the Board of Directors be independent, and we are in compliance with these requirements. The independent directors held separate executive sessions without senior management on at least four occasions in 2022, and neither the chairman, co-chief executive officers nor any member of management, at any level, attended any of the executive sessions of the independent directors.
Board Meetings and Committees; Attendance at Annual General Meeting
The Board of Directors held four meetings in 2022. Each director attended at least 75% of the aggregate of the total number of meetings held in 2022 of the Board and any committee on which he or she served. All directors are expected to make every effort to attend the Annual General Meeting, and each director attended the 2022 Annual General Meeting of Shareholders.
Board Committees
Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each comprised entirely of independent directors within the meaning of the rules of the NASDAQ and the NYSE. In March 2022, the Board of Directors unanimously appointed Mr. Nigro as the chair of the Audit Committee, Mr. Thomas as the chair of the Compensation Committee, and Ms. Blanchard as the chair of the Nominating and Corporate Governance Committee.
Audit Committee
We have a separately designated standing Audit Committee. The Audit Committee assists our Board of Directors in monitoring the integrity of our financial statements, the independent auditor's qualifications and independence, performance of our independent auditors and our internal audit function, the establishment and maintenance of proper internal accounting controls and procedures, the treatment of employees' concerns regarding accounting and auditing matters as reported to our whistleblower hotline, and our compliance with legal and regulatory requirements. The Audit Committee's responsibilities also include appointing (subject to common shareholder ratification), reviewing, determining funding for and overseeing our independent auditors and their services. Further, the Audit Committee, to the extent it deems necessary or appropriate, among its several other responsibilities, shall:
◦review and approve all related party transactions, as well as any subsequent modifications thereto, for actual or potential conflict of interest situations on an ongoing basis;
◦review and discuss with appropriate members of our management and the independent auditors our audited financial statements, related accounting and auditing principles, practices and disclosures;
◦review and discuss our audited annual and unaudited quarterly financial statements prior to the filing of such statements;
◦establish procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding our financial statements or accounting policies;
◦review reports from the independent auditors on all critical accounting policies and practices to be used for our financial statements and discuss with the independent auditor the critical accounting policies and practices used in the financial statements;
◦assist the Enterprise Risk Management Committee in its responsibility for oversight of risk management, including cybersecurity;
◦obtain reports from our management and internal auditors that we and our subsidiaries are in compliance with the applicable legal requirements and our Code of Business Conduct and Ethics, and advise our Board of Directors about these matters; and
◦monitor the adequacy of our operating and internal controls as reported by management and the independent or internal auditors.
We have adopted a policy that requires that all related party transactions be approved by our Audit Committee. At each quarterly meeting, each member of the Board is requested to disclose if any related party relationship may have commenced, ceased or changed since the prior meeting. In response to an annual questionnaire, we require directors, director nominees and executive officers to submit a description of any current or proposed related party transaction and provides updates at least quarterly during the year. In addition, we will provide the Audit Committee any similar available information with respect to any known transactions with beneficial owners of 5% or more of our voting securities. If management becomes aware of any potential transactions, management presents such transactions for approval by the Audit Committee. In the event management becomes aware of any transaction that was not approved under the policy, management will present the transaction to the Audit Committee for its action as soon as reasonably practicable, which may include termination, amendment or ratification of the transaction. The Audit Committee will approve only those transactions that are in, or are not inconsistent with, the best interests of the Company and our shareholders, as is determined in good faith in accordance with its business judgment. Each of these related party transactions was approved by our Audit Committee.
Mr. Nigro is the chair of our Audit Committee and the other members are Ms. Blanchard and Messrs. Lyons and Neff. All the members of the Audit Committee are financially literate as well as independent both under SEC rules and as that term is defined in the listing standards of each of the NASDAQ and the NYSE. The Board of Directors has determined that Messrs. Neff and Nigro are “audit committee financial experts.”
The Audit Committee charter is currently available on our website at www.maiden.bm. Information on our website is not incorporated by reference into this report and does not otherwise form a part of this report.
During 2022, the Audit Committee met five times.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the audited consolidated financial statements of Maiden Holdings, Ltd. with management and the independent auditors for the year ended December 31, 2022. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 1301, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
The Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board in Rule 3526 regarding the independent auditors' communications with the Audit Committee concerning independence. The Audit Committee has discussed with the independent auditors the independent auditors' independence. The independent auditors and the Company's internal auditors had full access to the Audit Committee, including meetings without management present as needed.
Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company's audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 15, 2023.
Steven H. Nigro, Chair
Holly L. Blanchard
Simcha G. Lyons
Raymond M. Neff

Compensation Committee
The Compensation Committee’s responsibilities include, among other responsibilities:
◦reviewing and approving corporate and individual goals and objectives relevant to the compensation of our Co-Chief Executive Officers and other named executive officers;
◦evaluating the performance of our Co-Chief Executive Officers and other executive officers in light of such corporate and individual goals and objectives and, based on that evaluation, together with the other independent directors if directed by the Board of Directors, determining the base salary and bonus of the Co-Chief Executive Officers and other executive officers and reviewing the same on an ongoing basis;
◦reviewing all related party transactions involving compensatory matters;
◦establishing and administering equity-based compensation under the 2019 Omnibus Incentive Plan (the “Plan”) and any other incentive plans and approving all grants made pursuant to such plans; and
◦making recommendations to our Board of Directors regarding non-employee director compensation and any equity-based compensation plans.
Mr. Thomas is the chair of our Compensation Committee and the other members of our Compensation Committee are Messrs. Neff and Nigro. All the members of the Compensation Committee are independent both under SEC rules and as that term is defined in the listing standards of the NASDAQ and the NYSE.
The Compensation Committee charter is currently available on our website at www.maiden.bm. Information on our website is not incorporated by reference into this report and does not otherwise form a part of this report.
During 2022, the Compensation Committee met three times.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee’s responsibilities with respect to assisting our Board of Directors include, among other responsibilities:
◦establishing the criteria for membership on our Board of Directors and certain subsidiaries;
◦reviewing periodically the structure, size and composition of our Board of Directors (and committees thereof) and making recommendations to the Board as to any necessary adjustments;
◦identifying individuals qualified to become directors for recommendation to our Board of Directors;
◦identifying and recommending for appointment to our Board of Directors (and committees thereof), directors qualified to fill vacancies on any committee of our Board of Directors;

◦having sole authority to select, retain and terminate any consultant or search firm to identify director candidates and having sole authority to approve the consultant or search firm’s fees and other retention terms;
◦considering matters of corporate governance, developing and recommending to the Board a set of corporate governance principles and our Code of Business Conduct and Ethics, as well as recommending to the Board any modifications thereto, including environmental, social and governance (ESG) matters;
◦considering questions of actual or possible conflicts of interest, including related party transactions, of members of our Board of Directors and of senior executives of our Company;
◦developing and recommending to our Board of Directors for its approval an annual Board and committee self-evaluation process to determine the effectiveness of their functioning; and
◦exercising oversight of the evaluation of the Board, its committees and management.
Ms. Blanchard is the chair of our Nominating and Corporate Governance Committee and the other members are Messrs. Lyons and Thomas. All the members of the Nominating and Corporate Governance Committee are independent both under SEC rules and as that term is defined in the listing standards of the NASDAQ and the NYSE.
In carrying out its function to nominate candidates for election to our Board of Directors, the Nominating and Corporate Governance Committee considers the mix of skills, experience, character, commitment, and diversity of background, all in the context of the requirements of our Board of Directors at that point in time. The Nominating and Corporate Governance Committee interprets diversity to include viewpoints, background, expertise, industry knowledge and geography, as well as more traditional characteristics of diversity, such as race and gender. We believe that the commitment of the Board and the Committee to greater diversity in its governing committees is demonstrated by the current structure of the Board and the varied skills sets of our directors. The Nominating and Corporate Governance Committee believes that each candidate should be an individual who has demonstrated integrity and ethics in such candidate's personal and professional life, has an understanding of elements relevant to the success of a publicly-traded company and has established a record of professional accomplishment in such candidate's chosen field. Each candidate should be prepared to participate fully in Board of Directors activities, including attendance at, and active participation in, meetings of the Board of Directors, and not have other personal or professional commitments that would, in the Nominating and Corporate Governance Committee's judgment, interfere with or limit such candidate's ability to do so. Each candidate should also be prepared to represent the best interests of all of our shareholders and not just one particular constituency. Additionally, in determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director's past attendance at Board of Directors and committee meetings and participation in and contributions to the activities of our Board of Directors.
The Nominating and Corporate Governance Committee considers recommendations for director candidates submitted by shareholders. In order for an individual recommended by a shareholder to be eligible for election as a director and considered by the Nominating and Corporate Governance Committee for the Annual General Meeting, the Corporate Secretary must receive the shareholder's recommendation pursuant to the requirements of our bye-laws and this Proxy.
A shareholder recommending an individual for election as a director must provide the Nominating and Corporate Governance Committee with the candidate's name, age, principal occupation or employment, background and relationship with the proposing shareholder, share ownership, a brief statement outlining the reasons the candidate would be an effective director and information relevant to the considerations described above as well as a statement regarding the individual’s willingness to serve as a director. Shareholders should send the required information to the Corporate Secretary, Ideation House, 1st Floor, 94 Pitts Bay Road, Pembroke HM 08, Bermuda. The Nominating and Corporate Governance Committee may require further information. Such recommendations must be sent via registered, certified or express mail (or other means that allow the shareholder to determine when the recommendation was received by us). The Corporate Secretary will send any shareholder recommendations to the Nominating and Corporate Governance Committee for consideration at a future committee meeting. Individuals recommended by shareholders in accordance with these procedures will receive the same consideration as other individuals evaluated by the Nominating and Corporate Governance Committee.
The Nominating and Corporate Governance Committee charter is currently available on our website at www.maiden.bm. Information on our website is not incorporated by reference into this report and does not otherwise form a part of this report.
During 2022, the Nominating and Corporate Governance Committee met three times.
The following table presents our Board Diversity Matrix as of March 30, 2023:

Board Diversity Matrix	Female	Male
Total Number of Directors	9
Part I. Gender Identity
Directors	1	8
Part II. Demographic Background
African American or Black	—	1
White	1	7

Corporate Governance Guidelines and Code of Business Conduct and Ethics
We have adopted corporate governance guidelines and a code of business conduct and ethics that apply to all of our directors, officers and employees. These documents will be made available in print, free of charge, to any shareholder requesting a copy in writing to the Corporate Secretary, Maiden Holdings, Ltd., Ideation House, 1st Floor, 94 Pitts Bay Road, Pembroke HM 08 Bermuda. Copies of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics are available on our website at www.maiden.bm. Information on our website is not incorporated by reference into this report and does not otherwise form part of this report.
Communications with the Board of Directors and Audit Committee
Shareholders and other interested parties may communicate with members of the Board of Directors (either individually or as a body) by addressing the correspondence to that individual or body to the Board of Directors, c/o Corporate Secretary, Maiden Holdings, Ltd., Ideation House, 1st Floor, 94 Pitts Bay Road, Pembroke HM 08, Bermuda or by calling (441) 298-4900.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires officers, directors and persons who own more than ten (10) percent of a class of equity securities registered pursuant to Section 12 of the Exchange Act to file reports of ownership and changes in ownership with both the SEC and the principal exchange upon which such securities are traded or quoted. Officers, directors and persons holding greater than ten (10) percent of the outstanding shares of a class of Section 12-registered equity securities (“Reporting Persons”) are also required to furnish copies of any such reports filed pursuant to Section 16(a) of the Exchange Act with the Company. Based solely on a review of the copies of such forms furnished to the Company and written representations that no other reports were required, the Company believes that from January 1, 2022 to December 31, 2022 all Section 16(a) filing requirements applicable to its Reporting Persons except for once were complied with in a timely manner.
Risk Management Oversight
The Board of Directors has the ultimate oversight responsibility for the risk management function of the Company. The Company has implemented an enterprise-wide approach to risk management and has established an Enterprise Risk Management Committee (the “ERMC”) which consists of members of the Company's senior management. The ERMC oversees the Company's framework for the identification, assessment, measurement, and reporting of and management of exposure to the Company's risk on an enterprise-wide basis. Our Audit Committee receives at least quarterly enterprise risk management overview from executive management, and detailed reports from our Chief Risk Officer, which includes updates on areas including insurance risk, operational/strategic risk, financial risk (including investment and liquidity risks), legal/compliance risk, and emerging risks.
The Audit Committee assists the ERMC in its responsibility for oversight of the integrity and effectiveness of our risk management framework. In particular, the Audit Committee focuses on major financial risk exposures and the steps management has taken to monitor and control such risks and discusses with our independent auditor the policies governing the process by which senior management and the various units of the Company assess and manage our financial risk exposures and various risks described above. For more information on our ERM framework and risk profile, refer to "Item. 1 Business - Risk Management" of our Annual Report on Form 10-K for the year ended December 31, 2022.
The Company has separated the positions of Co-Chief Executive Officers and Chairman of the Board. This separation enhances Board administration and communication, allows for consistent Board leadership and allows the Co-Chief Executive Officers to focus on managing the Company.
Risks Related to Compensation Practices and Policies
Our Compensation Committee has reviewed our material compensation policies and practices applicable to our employees, including our named executive officers, and concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. Our Compensation Committee assessed the Company's compensation and benefits programs to determine if the programs' provisions and operations create undesired or unintentional risk of a material nature. We do not have any programs where the ability of a participant may directly affect variability of payout. Rather, we support the use of base salary, performance-based compensation, and retirement plans that are generally uniform in design and operation throughout the Company and with all levels of employees.
Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond our Company's ability to effectively identify and manage significant risks, are compatible with our effective internal controls and our risk management practices and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

EXECUTIVE OFFICERS
The table below sets forth the names, ages and positions of our named executive officers as of the date of this Proxy Statement:

Name	Age	Position(s)
Patrick J. Haveron	61	Co-Chief Executive Officer and Chief Financial Officer
Lawrence F. Metz	50	President and Co-Chief Executive Officer
William T. Jarman	48	Senior Vice President, Chief Actuary and Chief Risk Officer
Set forth below are descriptions of the backgrounds of each of our named executive officers except for Lawrence F. Metz and Patrick J. Haveron whose backgrounds are described above under "Board of Directors".
William T. Jarman has served as Senior Vice President and Chief Actuary since November 2012, and Chief Risk Officer since June 2020. Mr. Jarman previously served as Vice President - Managing Actuary from 2009 to 2012. Mr. Jarman served as Assistant Vice President - Pricing Actuary of GMAC RE from 2004 to 2009. Mr. Jarman previously served in actuarial roles with American International Insurance Company from 1999 to 2004; CIGNA Property and Casualty Insurance Company from 1997 to 1999; and Prudential Property and Casualty Insurance Company from 1996 to 1997. Mr. Jarman is a Fellow of the Casualty Actuarial Society and a member of the American Academy of Actuaries. Mr. Jarman holds a B.S. in Actuarial Science from Pennsylvania State University.

2022 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards		All Other Compensation(4)	Total
Patrick J. Haveron Co-Chief Executive Officer and Chief Financial Officer	2022	$725,000	$575,000	$923,995	(2)	$36,515	$2,260,510
	2021	$725,000	$575,000	$1,811,702	(3)	$32,360	$3,144,062
Lawrence F. Metz President and Co-Chief Executive Officer	2022	$725,000	$575,000	$923,995	(2)	$32,144	$2,256,139
	2021	$725,000	$575,000	$1,811,702	(3)	$31,702	$3,143,404
William T. Jarman Senior Vice President, Chief Actuary and Chief Risk Officer	2022	$425,671	$185,000	$200,000	(5)	$14,345	$825,016
	2021	$423,500	$204,000	$150,000	(6)	$13,200	$790,700

(1)	Amount shown reflects discretionary cash awards for Executive's performance during that year granted in the first quarter of the following year.
(2)
Represents the aggregate grant date fair market value of discretionary performance-based restricted share awards granted to the named executive officer as determined in accordance with Accounting Standards Codification Topic No. 718, "Compensation Stock Discussion," using the assumptions described in Note 14 to the Financial Statements included in our Annual Report on Form 10-K filed with the SEC on March 15, 2023. At the discretion of the Compensation Committee on March 15, 2022, Messrs. Metz and Haveron were each granted 362,351 restricted shares with immediate vesting. The value of the restricted shares at grant date fair market value for Messrs. Metz and Haveron were $923,995 each. (112,745 of those 362,351 shares awarded were based on certain quantitative and qualitative performance measures in the sole discretion of the Compensation Committee).

(3)
Represents the aggregate grant date fair market value of discretionary performance-based restricted share awards granted to the named executive officer as determined in accordance with Accounting Standards Codification Topic No. 718, "Compensation Stock Discussion," using the assumptions described in Note 14 to the Financial Statements included in our Annual Report on Form 10-K filed with the SEC on March 14, 2022. At the discretion of the Compensation Committee on March 3, 2021, Messrs. Metz and Haveron were each granted 661,205 restricted shares with immediate vesting. The value of the restricted shares at grant date fair market value for Messrs. Metz and Haveron were $1,811,702 each. (136,681 of those 661,205 shares awarded were based on certain quantitative and qualitative performance measures in the sole discretion of the Compensation Committee).

(4)	All other compensation amounts disclosed reflect costs related to supplemental allowance and executive life insurance for all three named executive officers. For Mr. Haveron, these amounts also include tax equalization and Bermuda Social Insurance. For Mr. Metz, these amounts also include executive physical, tax equalization and Bermuda Social Insurance. For Mr. Jarman, these amounts also include a work from home allowance and executive physical.
(5)
Represents the aggregate grant date fair market value of non-performance based restricted share awards granted to the named executive officer as determined in accordance with Accounting Standards Codification Topic No. 718, "Compensation Stock Discussion," using the assumptions described in Note 14 to the Financial Statements included in our Annual Report on Form 10-K filed with the SEC on March 15, 2023. At the discretion of the Compensation Committee on March 15, 2022, Mr. Jarman was granted 78,431 restricted shares subject to a two-year vesting period. The restricted shares were awarded with voting and dividend rights. The value of the restricted shares at grant date fair market value for Mr. Jarman was $200,000.

(6)
Represents the aggregate grant date fair market value of non-performance based restricted share awards granted to the named executive officer as determined in accordance with Accounting Standards Codification Topic No. 718, "Compensation Stock Discussion," using the assumptions described in Note 14 to the Financial Statements included in our Annual Report on Form 10-K filed with the SEC on March 14, 2022. At the discretion of the Compensation Committee on April 23, 2021, Mr. Jarman was granted 43,859 restricted shares subject to a two-year vesting period. The restricted shares were awarded with voting and dividend rights. The value of the restricted shares at grant date fair market value for Mr. Jarman was $150,000.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2022

The following table sets forth the option and share awards held by named executive officers as of December 31, 2022:

	Option Awards			Share Awards
Name	Number of Securities Underlying Outstanding Options Exercisable (1)	Option Exercise Price	Option Expiration Date	Number of Shares That Have Not Vested	Market Value of Shares That Have Not Vested		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Patrick J. Haveron				225,490	$475,784	(2)	—	$—
				225,490	$475,784	(3)
Lawrence F. Metz		$—	0	225,490	$475,784	(2)	—	$—
				225,490	$475,784	(3)
William T. Jarman				43,859	$92,542	(4)	—	$—
				78,431	$165,489	(5)
1.To calculate the value in this column, the closing price of the Company's stock on the NASDAQ on December 30, 2022 of $2.11 was used.
2.These restricted shares were granted on March 15, 2022 and vest in March 2023 in the sole discretion of the Compensation Committee, who may consider several factors including but not limited to the Company’s financial performance, along with other certain quantitative and qualitative performance measures.
3.These restricted shares were granted on March 15, 2022 and may vest starting at the conclusion of fiscal 2023 in the sole discretion of the Compensation Committee, upon the achievement of GAAP book value of at least $4.00 per share as established in the Company’s year-end audited financial statements.
4.These restricted shares were granted on April 23, 2021 and vest in full on March 31, 2023.
5.These restricted shares were granted on March 15, 2022 and vest in full on March 31, 2024.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
We do not maintain change in control agreements with any of our named executive officers and none of our equity awards vest upon a change in control of the Company. We do not provide for severance benefits for any of our named executive officers.

PAY VERSUS PERFORMANCE COMPARISON

The following table sets forth the additional compensation information, calculated in accordance with SEC regulations on pay for performance for our named executive officers as of December 31, 2022:

(a)	(b)	(b)	(c)	(c)	(d)	(e)	(f)	(g)
Fiscal Year (1)	Summary Compensation Table Total for PEO Mr. Haveron(2)	Summary Compensation Table Total for PEO Mr. Metz(2)	Compensation Actually Paid to PEO Mr. Haveron(3)	Compensation Actually Paid to PEO Mr. Metz(3)	Summary Compensation Table for Non-PEO Named Executive Officer(2)	Compensation Actually Paid to Non-PEO Named Executive Officer(3)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return(4)	Net Income available to Maiden common shareholders (in thousands)
2022	$2,260,510	$2,256,139	$2,177,900	$2,173,529	$825,016	$717,434	$84.80	$55,432
2021	$3,144,062	$3,143,404	$2,429,695	$2,393,403	$790,700	$976,975	$122.90	$117,643
1.Messrs. Haveron and Metz served as the Company’s Co-Chief Executive Officers for the entirety of 2022 and 2021 and the Company’s other NEO was Mr. Jarman for the entirety of 2022 and 2021.

2.Amounts reported in this column represent (i) the total compensation reported in the Summary Compensation Table for the applicable fiscal year in the case of Messrs. Haveron and Metz and (ii) the total compensation reported in the Summary Compensation Table for the applicable fiscal year for the Company’s NEO reported for the applicable year other than the PEOs for such years.
3.To calculate compensation actually paid, adjustments were made to the amounts reported in the Summary Compensation Table for the applicable year. A reconciliation of the adjustments for Messrs. Haveron and Metz and for the other NEO Mr. Jarman is set forth in the table immediately following these footnotes.
4.Pursuant to rules of the SEC, the illustration assumes $100 was invested on December 31, 2020 in our Common Shares. Historic common share price performance is not necessarily indicative of future common share price performance.

To calculate the amounts reported in the “Compensation Actually Paid” columns in the table above, the following amounts were deducted from and added to (as applicable) our NEOs total compensation as reported in the Summary Compensation Table ("SCT") for our named executive officers as of December 31, 2022:

			Less:	Plus:	Plus (less):
Name	Fiscal Year	SCT Total (a)	SCT Share Awards (b)	Fair Value of Share Awards Granted in the Covered Year (c)	Change in Fair Value of Unvested Share Awards from Covered Years (d)	Fair Value of Share Awards Granted and Vested in the Covered Year (e)	Change in Fair Value of Share Awards from Prior Years that Vested in the Covered Year (f)	Change in Fair Value of Unvested Share Awards from Prior Years (g)	Compensation Actually Paid
PEO Patrick J. Haveron	2022	$2,260,510	$(923,995)	$475,784	$—	$575,000	$(209,399)	$—	$2,177,900
	2021	$3,144,062	$(1,811,702)	$558,395	$—	$500,000	$38,940	$—	$2,429,695
PEO Lawrence F. Metz	2022	$2,256,139	$(923,995)	$475,784	$—	$575,000	$(209,399)	$—	$2,173,529
	2021	$3,143,404	$(1,811,702)	$558,395	$—	$500,000	$3,306	$—	$2,393,403
NEO William T. Jarman	2022	$825,016	$(200,000)	$46,209	$165,257	$—	$(77,381)	$(41,667)	$717,434
	2021	$790,700	$(150,000)	$202,066	$—	$—	$—	$134,209	$976,975
a.Represents Total Compensation as reported in the Summary Compensation Table for the indicated fiscal year.
b.Represents the grant date fair value of the share awards granted during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.
c.Represents the fair value as of the indicated fiscal year-end of the outstanding and unvested share awards granted during such fiscal year, computed in accordance with the methodology used for financial reporting purposes.
d.Represents the change in fair value during the indicated fiscal year of each share award that was granted in a prior fiscal year and that remained outstanding and unvested as of the last day of the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.
e.Represents the fair value at vesting of the share awards that were granted and vested during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.
f.Represents the change in fair value, measured from the prior fiscal year-end to the vesting date, of each share award that was granted in a prior fiscal year and which vested during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.
g.Represents the fair value as of the last day of the prior fiscal year of the share awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.
h.See footnote 1 in the pay for performance table for the NEOs included in the Summary Compensation Table for the indicated fiscal year.

Relationship Between Pay and Performance
We believe the “Compensation Actually Paid” in each of the years reported above and over the two-year cumulative period are reflective of the Compensation Committee’s emphasis on “pay-for-performance” as the fluctuations in “Compensation Actually Paid” reflected our varying levels of achievement against pre-established performance goals. More specifically, our Compensation Committee believes that growth in our book value per common share and total common shareholder return are the biggest determinants of performance and these performance goals and our Compensation Committee’s evaluation of performance are heavily influenced by that objective. Additional focus on advancing specific elements of our revised strategy, including our asset and capital management strategies along with development of our legacy platform, are all considered by our Compensation Committee in determining CAP. While net income is not a pre-established goal under our executive compensation program, our “Compensation Actually Paid” for each of our NEOs declined from 2021 to 2022 along with a decline in our net income over the same period. The decline in “Compensation Actually Paid” was not directly aligned with the net income change given the other influences on “Compensation Actually Paid”, such as stock price. Compensation is generally aligned with Total Shareholder Return given the considerable weight of equity awarded to our NEOs.

DIRECTOR COMPENSATION FOR 2022
In 2022, we paid an annual retainer of $100,000 to each non-employee director of the Company. We also reimbursed our directors for reasonable expenses they incur in attending meetings of the Board of Directors or any of its committees. Directors may also be eligible in the future for awards under the Plan. Employee directors received no compensation for service on the Board of Directors or any board committee. For his service as Lead Independent Director, Mr. Nigro received an additional annual cash retainer of $20,000.
Starting in fiscal year 2019, the Company changed its practice of awarding a fixed number of restricted share units to the non-employee directors and currently grants such directors $65,000 worth of compensation in the form of either restricted shares, share options or cash. For 2022, the compensation was granted in the form of restricted shares issued to each director except for Mr. Neuberger as discussed below. It is the Company's intention that annually, on or around June 1, each non-employee director will receive a grant of $65,000 worth of compensation which, if non-cash compensation, will vest on the first anniversary of the grant date. For his service as Lead Independent Director, Mr. Nigro will receive (in addition to the $20,000 additional annual cash retainer mentioned above) an additional $10,000 worth of compensation, on or around June 1, in the form of either restricted shares, share options or cash.
On March 18, 2021, the Compensation Committee approved the disposition of Mr. Neuberger's restricted shares and share options in order to comply with restrictions on investments imposed in connection with his spouse's government service. His compensation continues to be paid in cash for annual retainer and board fees due to him in respect of his services to the Board.
Mr. Zyskind has never accepted a retainer, any Board of Directors or committee fees or any options or other equity-based awards for his service as non-executive Chairman of our Board of Directors.
The following table provides the amount of compensation paid to the non-employee directors of the Company for 2022:

Name	Fees Earned or Paid in Cash (1)	Restricted Shares (2)	Total
Barry D. Zyskind	$—	$—	$—
Holly L. Blanchard	100,000	65,000	165,000
Simcha G. Lyons	100,000	65,000	165,000
Raymond M. Neff	100,000	65,000	165,000
Yehuda L. Neuberger	165,000	—	165,000
Steven H. Nigro	120,000	75,000	195,000
Keith A. Thomas	100,000	65,000	165,000
(1)The amounts represent the annual cash retainer paid for board service and committee meetings.
(2)These amounts represent the aggregate grant date fair value of restricted shares awarded to the directors determined in accordance with ASC 718, as described in Note 14 to the Financial Statements included in our Annual Report on Form 10-K filed with the SEC on March 15, 2023 for the fiscal year 2022.

The following table represents the share awards and options outstanding at December 31, 2022 for each director:

Name	Grant Date Fair Value	Stock Awards (1)	Options Outstanding at December 31, 2022
Barry D. Zyskind	$—	—	—
Holly L. Blanchard	65,000	26,639	—
Simcha G. Lyons	65,000	26,639	24,000
Raymond M. Neff	65,000	26,639	24,000
Yehuda L. Neuberger	—	—	—
Steven H. Nigro	75,000	30,737	18,000
Keith A. Thomas	65,000	26,639	—
(1) These restricted shares were issued on June 1, 2022 and are scheduled to vest in full on June 1, 2023.

Equity Compensation Plan Information (through fiscal 2022)

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	144,000	$9.72	7,687,727
Equity compensation plans not approved by security holders	—	—	—
Total	144,000	$9.72	7,687,727

Compensation Committee Interlocks and Insider Participation
Mr. Thomas is the chair of our Compensation Committee and the other members of our Compensation Committee are Messrs. Neff and Nigro. None of the members of our Compensation Committee has been an officer or employee of the Company or had a relationship during 2022 requiring disclosure under Item 404 of Regulation S-K.
During 2022:
•None of our directors served as a member of the compensation committee of another entity;
•None of our executive officers served as a director of another entity; and
•None of our executive officers served as a member of the compensation committee of another entity.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Company has agreements with the Founding Shareholders of the Company, AmTrust and AmTrust's subsidiaries. Please see the “Notes to Consolidated Financial Statements - Note 10. Related Party Transactions" included under “Item 8. Financial Statements and Supplementary Data" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 15, 2023, for more information about these relationships and related transactions.

Review, Approval or Ratification of Transactions with Related Persons
Conflicts of interest could arise with respect to business opportunities that could be advantageous to any or all of AmTrust or its subsidiaries and the Company or our subsidiaries. In addition, potential conflicts of interest may arise should the interests of AmTrust and/or the Company diverge. From time to time, AmTrust and/or the Company may be presented with opportunities to insure, reinsure or acquire the same book of business. Because of the overlaps between our and AmTrust's shareholders, the Company and AmTrust have agreed that in such cases, the opportunities will be referred to a committee of independent directors of each company to decide whether that company wishes to pursue the opportunity. Pursuant to its charter, our independent Audit Committee must review and approve in advance or ratify any transaction or relationship of any size in which we and any related party have a direct or indirect material interest. The Audit Committee will consider all of the relevant facts and circumstances including (if applicable), but not limited to, (i) the benefits to us; (ii) the impact on a director's independence in the event the related person is a director, a director's immediate family member or an entity in which a director is a partner, shareholder or executive officer; (iii) the availability of other sources for comparable products or services; (iv) the terms of the transaction; and (v) the terms available to unrelated third parties or to employees generally. When considering these factors, the Audit Committee members will apply their business judgment based upon all relevant facts and circumstances known at that time, in accordance with their fiduciary duties to our shareholders.

PROPOSAL 2:
INCREASE THE AUTHORIZED SHARE CAPITAL
General

We are requesting shareholder approval to increase the authorized share capital of the Company from US$1,500,000 divided into 150,000,000 shares of par value US$0.01 each, to US$2,000,000 divided into 200,000,000 shares of par value US$0.01 each (the “Increase in Authorized”). We are authorized to issue 150,000,000 shares of which 142,971,499 Common Shares are currently outstanding and 6,252,581 are designated as treasury shares. 7,687,727 shares are reserved for issuance pursuant to our 2019 Omnibus Incentive Plan. The Board of Directors has unanimously approved the Increase in Authorized and declared that it is advisable for the shareholders to approve such amendment.

As of December 27, 2022, Maiden Reinsurance owns 29% of the Company's total outstanding Common Shares as described above, which is eliminated for accounting and financial reporting purposes on the Company’s consolidated financial statements. The voting power of Maiden Reinsurance Ltd., a wholly owned subsidiary of the Company, with respect to its investment in Maiden Holdings Common Shares, will be capped at 9.5% pursuant to the bye-laws of the Company.

Procedure for Effecting the Increase in Authorized

We will file the Memorandum of Increase in Share Capital with Bermuda Registrar of Companies within 30 days of the Meeting.

Vote Required and Principal Effects of the Increase in Authorized

The approval of the Increase in Authorized requires the affirmative vote of a majority of the shares of the votes cast of the voting shares present in person or represented by proxy at the Meeting.
The Board of Directors has approved the Increase in Authorized pursuant to which the authorized shares of the Company from US$1,500,000 divided into 150,000,000 shares of par value US$0.01 each, to US$2,000,000 divided into 200,000,000 shares of par value US$0.01 each.
The Board of Directors believes that the Increased in Authorized is desirable to make available shares for future issuance by allowing us greater flexibility with respect to general corporate purposes and in considering potential future actions involving the issuance of common shares, including, without limitation, raising capital, acquisitions of companies or assets, for strategic transactions, sales of shares or securities convertible into common shares, share dividends or splits, and potentially providing equity incentives to employees, officers and directors. The Board of Directors also believes that the Increase in Authorized would be desirable to make additional unreserved common shares available for issuance or reservation without further shareholder authorization, except as may be required by law or by the rules of NASDAQ. For example, the NASDAQ Marketplace Rules requires shareholder approval as a prerequisite to approval of applications to list additional common shares to be issued where the present or potential issuance of common shares (or securities convertible into common shares) could result in an increase in outstanding common shares of 20% or more.
Authorizing the Company to issue more shares than currently authorized will not affect materially any substantive rights, powers or privileges of the holders of shares of common shares. Holders of common shares are entitled to one vote per share on all matters submitted to the shareholders and do not have cumulative voting rights or pre-emptive rights for the purchase of additional shares of any class of share capital. The additional common shares for which authorization is sought are identical to the common shares now authorized. However, the issuance of additional common shares may, among other things, have a dilutive effect on the earnings per share and on equity and voting power of existing shareholders and adversely affect the market price for common shares. Although the Board of Directors has no present intention of issuing any additional common shares, the proposed increase in the number of authorized common shares could enable the Board of Directors to render more difficult or discourage an attempt by another person or entity to obtain control of the Company. However, we do not view the Increase in Authorized as part of an “anti-takeover” strategy. The Increase in Authorized is not being advanced because of any known effort by any party to accumulate common shares or to obtain control of the Company. The Board of Directors also could, although it has no present intention of so doing, authorize the issuance of common shares to a holder who might thereby obtain sufficient voting power to assure that any proposal to effect certain business combinations or amendment to the Memorandum of Association or Bye-laws would not receive the required shareholder approval.
The Company believes that the availability of the additional common shares will provide us with the flexibility to meet business needs as they arise, to take advantage of favorable opportunities and to respond to a changing corporate environment. If we issue additional shares, the ownership interests of holders of the common shares will be diluted.
Interests of Certain Persons in the Authorized Common Shares Increase and the Transaction

No director, executive officer, associate of any director or executive officer or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the proposals to effectuate the Increase in Authorized and take all related actions which are not shared by all other holders of the Common Shares. See “Security Ownership of Certain Beneficial Owners and Management.”

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE INCREASE IN THE AUTHORIZED SHARE CAPITAL.

PROPOSAL 3:
ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our shareholders to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.
The core objectives of our executive compensation program are to: (i) attract and retain talented executive officers; (ii) further align the financial interests of our executive officers with those of our shareholders; and (iii) compensate our executive officers based on their overall performance. Under this program, we seek to compensate our named executive officers for the achievement of specific annual, long-term and financial goals, certain non-financial goals, and the realization of increased shareholder value.
We are asking our shareholders to indicate their support for the compensation of our named executive officers, as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at our Annual General Meeting:
“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2023 Annual General Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the “Summary Compensation Table” and other related tables and disclosure.”
The say-on-pay vote is advisory and, therefore, not binding; however, the Compensation Committee will consider the outcome of the vote when considering future executive compensation arrangements.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 3.

PROPOSAL 4:

ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, we are also providing shareholders with an advisory vote on the frequency with which our shareholders will have an opportunity to vote on, on a non-binding, advisory basis, on named executive officer compensation as provided for in Proposal 3 above. For convenience, in this Proposal 4, the shareholders’ advisory vote provided for in Proposal 3 above is referred to as the “say-on-pay vote”.
The advisory vote on the frequency of the say-on-pay vote is a non-binding vote as to how often the say-on-pay vote should occur: every three years, every two years, or every year. In addition, shareholders may abstain from voting. The Dodd-Frank Act requires us to hold the advisory vote on the frequency of the say-on-pay vote at least once every six years.
The Board believes an annual frequency (i.e., every year) is the optimal frequency for the say-on-pay vote. The frequency that receives the highest number of votes cast will be deemed to be the frequency selected by our shareholders. Shareholders are not voting to approve or disapprove the Board’s recommendation.
Your vote on the frequency of the shareholder vote on the compensation of our named executive officers is advisory and not binding. However, the Board of Directors and the Compensation Committee value the views of shareholders and will take the results of the vote into consideration in determining whether to change the frequency of the shareholder vote on named executive officers compensation. In accordance with SEC rules, the next advisory vote on frequency is expected to occur at the 2029 Annual General Meeting of Shareholders.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR AN ANNUAL FREQUENCY FOR WHICH SHAREHOLDERS SHALL HAVE AN ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS SET FORTH IN PROPOSAL 4.

PROPOSAL 5:
APPOINTMENT OF INDEPENDENT AUDITORS OF MAIDEN HOLDINGS, LTD.
Under Bermuda law, the appointment of our auditors is a decision to be made by the shareholders. The Audit Committee has recommended that the holders of Common Shares reappoint Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2023. A representative from Ernst & Young LLP will attend the Annual General Meeting.
Ernst & Young LLP was initially engaged as the Company’s independent registered public accounting firm effective as of May 22, 2020.

Audit and Non-Audit Fees
The following table presents the aggregate fees billed for professional services rendered to us by our independent registered public accounting firms for our fiscal years ended December 31, 2022 and 2021:

	2022	2021
Audit Fees (1)	$1,475,189	$1,482,078
Audit-Related Fees (2)	7,807	8,379
Tax Fees (3)	83,249	105,312
All Other Fees (4)	248,000	291,000
Total	$1,814,245	$1,886,769
(1)Audit fees relate to professional services rendered in connection with: (i) the integrated audit of our annual financial statements and internal controls over financial reporting; (ii) the reviews of our quarterly consolidated financial statements included in our Form 10-Q quarterly reports and (iii) services performed in connection with filings of registration statements and comfort letters.
(2)Audit-related fees relate to assurance and related services rendered to us that are not classified as audit fees.
(3)Tax fees relate to services rendered to us for tax compliance, tax planning and advice.
(4)All other fees relate to services rendered to us for the statutory actuarial certification.

Pre-Approval Policies and Procedures of the Audit Committee
We and our Audit Committee are committed to ensuring the independence of our auditors, both in fact and in appearance.
Pursuant to its charter, the Audit Committee pre-approves all audit and permitted non-audit services, including engagement fees and terms thereof, to be performed for us by the independent auditors, subject to the exceptions for certain non-audit services approved by the Audit Committee prior to the completion of the audit in accordance with Section 10A of the Securities Exchange Act of 1934, as amended. The Audit Committee must also pre-approve all internal control-related services to be provided by the independent auditors. The Audit Committee will generally pre-approve a list of specific services and categories of services, including audit, audit-related and other services, for the upcoming or current fiscal year, subject to a specified cost level. Any material service not included in the approved list of services must be separately pre-approved by the Audit Committee. In addition, all audit and permissible non-audit services in excess of the pre-approved cost level, whether or not such services are included on the pre-approved list of services, must be separately pre-approved by the Audit Committee.
The Audit Committee may form and delegate to a subcommittee consisting of one or more members (provided that such person(s) are independent directors) its authority to grant pre-approvals of audit, permitted non-audit services and internal control-related services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.
The Audit Committee pre-approved all fees in the period from January 1, 2022 through December 31, 2022.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023.

ADDITIONAL MATTERS
Shareholders' Proposals for the 2024 Annual General Meeting of Shareholders
A proposal by a shareholder intended for inclusion in our proxy materials for the 2024 Annual General Meeting of Shareholders pursuant to Rule 14a-8 of the Exchange Act must be received by our Corporate Secretary, Ideation House, 1st Floor, 94 Pitts Bay Road, Pembroke HM 08, Bermuda on or before November 30, 2023 in order to be considered for such inclusion. Shareholder proposals intended to be submitted at the 2024 Annual General Meeting of Shareholders outside the framework of Rule 14a-8 must be received on or before February 13, 2024 to be considered timely under Rule 14a-4(c)(1). If we do not receive notice of the matter by the applicable date, the proxy holders will vote on the matter, if properly presented at the Meeting, in their discretion.
Annual Report and Financial Statements
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, including audited financial statements set forth therein, is being sent to all our shareholders with this Notice of Annual General Meeting of Shareholders and Proxy Statement on or about March 31, 2023, and is available online at www.astproxyportal.com/ast/15472.